U.S. AUTO PARTS NETWORK, INC.
BOARD CANDIDATE AGREEMENT

This Board Candidate Agreement (this “Agreement”) is made and entered into as of May 31, 2018 by and among U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), Mehran Nia (the “New Director”) and the Nia Living Trust Established September 2, 2004 (the “Trust”, and together with the New Director, “Nia”).
Recitals
Whereas, subject to the terms and conditions of this Agreement, the Company believes that it is in the best interest of the Company to appoint the New Director to the Company’s Board of Directors (the “Board”); and
Whereas, subject to the terms and conditions of this Agreement, the Company believes that it is in the best interest of the Company to appoint a second director to the Board who is mutually agreeable to the parties and who shall be considered “independent” as defined under the listing standards of The Nasdaq Stock Market (the “Second Director” and together with the New Director, ach a “Nia Director”).
Agreement
Now, Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Director Candidate.

1.1Board Candidates.

(i)Prior to the execution of this Agreement the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) has reviewed and approved the qualifications of the New Director to serve as a member of the Board. Promptly following the execution of this Agreement, the Company hereby agrees that the Board shall appoint the New Director to the Board as a Class I director to fill a current vacancy on the Board.

(ii)The Company hereby agrees that the Board shall appoint the Second Director to serve as a member of the Board as a Class II director and shall expand the size of the Board to nine directors accordingly. The timing of the appointment of the Second Director shall be mutually agreed by the parties at such later date and such appointment shall follow the Board’s normal candidate review process for new directors.

1.2Termination. Notwithstanding anything else in this Agreement to the contrary, if at any point in time (i) Nia does not beneficially own at least five percent (5%) of the Company’s outstanding shares of voting capital stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) (as adjusted for any stock combinations, splits, recapitalizations and the like after the Effective Date), or (ii) Nia breaches any provision of this Agreement (either such event, a “Termination Event”), upon the Company’s request, the New Director and/or the Second Director, as the case may be, shall promptly tender his or her resignation from the Board and any committee of the Board on which he or she then sits and the Company shall not have any further obligations under this Agreement. In order for the Company to determine the occurrence of a Termination Event, Nia shall provide written notice to the Company within two (2) business days following any transaction by Nia which has the effect of decreasing the number of shares of the Company’s voting capital stock that Nia beneficially owns (as such ownership is calculated pursuant to the rules of The Nasdaq Stock Market).

1.3Replacement Director. In the event that a Nia Director is appointed to the Board, if such Nia Director subsequently resigns or otherwise ceases to serve as a director, other than due to a Termination Event, prior to the expiration of the Voting Period (as defined below), the Nominating Committee shall use commercially reasonable efforts to identify and vet suitable candidates for appointment to the Board to replace such Nia Director, who shall be “independent” as defined under the listing standards of The Nasdaq Stock Market (each such candidate identified by the Nominating Committee and whom the Nominating Committee recommends for consideration by Nia, a “Potential Replacement Candidate”), and Nia shall be provided a reasonable opportunity to interview each Potential Replacement Candidate and receive such other information with respect to any Potential Replacement Candidate as Nia shall reasonably request. Following Nia’s review of such Potential Replacement Candidate, Nia shall provide written notice to the Nominating Committee as to whether Nia approves of such Potential Replacement Candidate (any such Potential Replacement Candidate identified by the Nominating Committee and so approved by Nia, an “Approved Replacement Candidate”). Following the identification of an Approved Replacement Candidate, the Company will use its commercially reasonable efforts to appoint the Approved Replacement Candidate to the Board. The Approved Replacement Candidate, once appointed to the Board, shall be deemed a “New Director” or “Second Director”, as the case may be, for all purposes of this Agreement.

1.4Director Questionnaire and Background Check. As an additional condition to the appointment of a Nia Director to the Board, the Nia Director shall provide, prior to such appointment to the Board, a completed D&O Questionnaire in the form executed by the Company’s other directors, and the Company shall have received acceptable results from a completed background check on the Nia Director.

2.Voting Agreement.

2.1Nia Shares. During the Voting Period (as defined below), Nia agrees to vote all shares of voting capital stock of the Company registered in Nia’s name or beneficially owned by Nia (as determined by Rule 13d-3 of the Securities Exchange Act of 1934, as amended), including any and all voting securities of the Company legally or beneficially acquired by Nia after the date hereof (hereinafter collectively referred to as the “Nia Shares”), in accordance with the provisions of this Section 2. For purposes of this Agreement, the “Voting Period” shall mean the period of time beginning on the date of this Agreement and ending on the earliest to occur of (i) in the event that the New Director is appointed to the Board, the date that the Company notifies Nia in writing (the “Required Notice”) that it does not intend to re-nominate the New Director as a director of the Company at its 2019 Annual Meeting of Stockholders or at such subsequent annual meeting at which the New Director would be up for re-election based on his term of appointment (such notice to be provided not later than the date that is 10 calendar days prior to the deadline established pursuant to the Company’s Amended and Restated Bylaws for the submission of stockholder nominations for the applicable annual meeting where such nomination is not to be included in the Company’s proxy statement for such annual meeting), and (ii) in the event that the New Director is appointed to the Board, the date on which the New Director ceases to serve as a director unless (a) the New Director ceases to serve as a director due to a Termination Event pursuant to Section 1.2 or (b) the Company is complying with its obligations under Section 1.3 to identify and appoint an Approved Replacement Candidate.

2.2Voting Agreement. During the Voting Period, at any annual or special meeting of stockholders of the Company called, or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought from Nia with respect to the election of directors or any other matter, Nia shall vote (or cause to be voted) the Nia Shares on each director nomination or other matter presented for a vote, consent or other approval in accordance with the formal recommendation of a majority of the Board (acting as such).

2.3Unauthorized Proposal. During the Voting Period, Nia shall not, directly or indirectly (including through agents or attorneys or affiliated entities), provide assistance, information, encouragement or advice (including by way of furnishing nonpublic information) to any third party in connection with any vote, consent, approval or action to be taken by the Company’s stockholders that has not been formally recommended by a majority of the Board (acting as such), or take any other action to facilitate a vote, consent or other approval of the Company’s stockholders on any matter (or director nomination) not formally recommended by a majority of the Board (acting as such) (an “Unauthorized Proposal”), including, without limitation, the solicitation of proxies for a matter (or director nomination) to be voted upon by the Company’s stockholders and not formally recommended by a majority of the Board (acting as such). During the Voting Period, Nia shall not, directly or indirectly (including through agents or attorneys or affiliated entities) have any communications with any third parties with respect to (or that could reasonably be expected to lead to) an Unauthorized Proposal.

2.4Proxy and Power-of-Attorney. During the Voting Period, Nia agrees, within five business days after receipt, to execute and deliver to the Company, or cause to be executed and delivered to the Company, all proxy cards and written consents received by Nia from the Company with respect to the election of directors or any other matter, in each case directing that the Nia Shares held by Nia as of the applicable record date be voted in accordance with Section 2.2. In furtherance of the foregoing, Nia hereby appoints the Company and any designee of the Company, and each of them individually, as Nia’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Nia Shares in accordance with Section 2.2. This proxy is given to secure the performance of the duties of Nia under this Agreement. Nia shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy and power of attorney granted pursuant to this Section 2.4 by Nia shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Nia. The power of attorney granted by Nia herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Nia. The proxy and power of attorney granted hereunder shall terminate upon the expiration of the Voting Period.

3.Representations and Warranties.
3.1Nia Enforceability. The New Director and the Trust each represents and warrants to the Company that it has all requisite power to execute and deliver this Agreement and that that the execution, delivery and performance of this Agreement by them will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which the New Director or the Trust is a party or by which such party is bound. Upon its execution and delivery, this Agreement will be a valid and binding obligation of the New Director and the Trust, enforceable against the New Director and the Trust in accordance with its terms. The New Director and the Trust each certifies and agrees that it has not and will not enter into any agreement, arrangement or understanding, either written or oral, in conflict with this Agreement without notifying the Company in advance and receiving the Company’s express written permission.
3.2Power to Vote. Nia has full power to vote the Nia Shares owned as of the date hereof as provided in Section 2. Neither Nia nor any of the Nia Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting of the Nia Shares, except as otherwise contemplated by this Agreement. During the Voting Period, Nia will not enter into any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting of the Nia Shares, except as otherwise contemplated by this Agreement.
3.3Company Policies. The New Director and the Trust each represents and warrants to the Company that, at all times (if any) while serving as a member of the Board, the New Director shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to the Company’s Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines.
3.4Company Enforceability. The Company represents and warrants to Nia that it has all requisite power to execute and deliver this Agreement and that that the execution, delivery and performance of this Agreement by it will not and does not conflict with any of its organizational documents or any agreement, arrangement or understanding, written or oral, to which the Company is a party or by which the Company is bound. Upon its execution and delivery, this Agreement will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company certifies and agrees that it has not and will not enter into any agreement, arrangement or understanding, either written or oral, in conflict with this Agreement without notifying Nia in advance and receiving Nia’s express written permission.
4.Nondisparagement.
4.1During the Voting Period, Nia shall not, directly or indirectly (including through officers, directors, employees, agents, attorneys or affiliated entities), disparage the Company or its respective officers, directors, employees, business operations, stockholders and agents, as applicable, in any manner likely to be harmful to them or their business, business reputation or personal reputation, nor shall Nia provide assistance, information, encouragement or advice to any third party for the purpose of disparaging the Company or its respective officers, directors, employees, business operations, stockholders and agents, as applicable, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the foregoing shall not prevent Nia from (a) responding accurately and fully to any question, inquiry or request for information when required by legal process (provided that Nia provides the Company with reasonable advance notice, to the extent legally permissible, of such disclosure and, at the Company’s reasonable request and expense, uses commercially reasonable efforts to assist the Company with taking whatever measures may be at Nia’s or the Company’s disposal to prevent such disclosure or to secure confidential treatment with respect to such disclosure), (b) enforcing its rights under this Agreement, or (c) engaging in non-public communications with the Company, its officers and directors.
4.2During the Voting Period, the Company shall not, directly or indirectly (including through officers, directors, employees, agents, attorneys or affiliated entities), disparage Nia or any of its respective officers, directors, employees, managers, members, partners, business operations, investment strategies or agents, as applicable, in any manner likely to be harmful to any of them or their business, business reputation or personal reputation, nor shall the Company provide assistance, information, encouragement or advice to any third party for the purpose of disparaging Nia or any of its respective officers, directors, employees, managers, members, partners, business operations, investment strategies or agents, as applicable, in any manner likely to be harmful to any or them or their business, business reputation or personal reputation; provided that the foregoing shall not prevent the Company from (a) responding accurately and fully to any question, inquiry or request for information when required by legal process (provided that the Company provides Nia with reasonable advance notice, to the extent legally permissible, of such disclosure and, at Nia’s reasonable request and expense, uses commercially reasonable efforts to assist Nia with taking whatever measures may be at the Company’s or Nia’s disposal to prevent such disclosure or to secure confidential treatment with respect to such disclosure), (b) enforcing its rights under this Agreement, or (c) engaging in non-public communications with Nia.
5.Form 8-K And Press Release.
5.1Promptly following the execution of this Agreement, the Company shall issue a Form 8-K and/or a press release with respect to the execution and delivery of this Agreement and the material provisions hereof, in each case, as necessary to comply with applicable securities laws.
6.Miscellaneous.
6.1Governing Law; Venue. This Agreement shall be construed, enforced, and interpreted pursuant to the laws of the State of Delaware, without regard to choice of law rules, as applied to contracts made and to be performed entirely in Delaware. The parties agree that any proceeding brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby irrevocably submit to the exclusive jurisdiction and venue of, any state or federal court located in the State of Delaware in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agree that all claims in respect of the proceeding shall be heard and determined only in any such court and agree not to bring any proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.
6.2Assignability. Except as otherwise provided in this Agreement, neither the Company nor Nia may sell, assign or delegate any rights or obligations under this Agreement, except that the Company, if it is a party to any merger, consolidation, share exchange, business combination or similar transaction that results in a change in control of the Company and the Company is not the surviving entity in such transaction, may assign this Agreement to the surviving entity in such transaction.
6.3Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.
6.4Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
6.5Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given upon receipt if delivered personally or by commercial messenger or courier service, or three business days after mailing if mailed by U.S. registered or certified mail (return receipt requested, postage prepaid), or upon receipt if sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party specifies in writing by like notice. A copy of any such notice shall also be given by email transmission.
If to the Company, to:
U.S. Auto Parts Network, Inc.
16941 Keegan Ave.
Carson, CA 90746
Attn: General Counsel
Facsimile: (310) 735-0089
Email: deisler@usautoparts.com

If to Nia, to:
16767 Terryhill Pl
Los Angeles, CA 90049
Attn: Mehran Nia
Email: nia.mehran@yahoo.com

6.6Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Nia and the Company.
6.7Expenses. The Company and Nia shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein.
6.8Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.
6.9Equitable Remedy. The parties hereto hereby declare that irreparable damage would occur, and that it is impossible to measure in money the damages which will accrue, by reason of a failure of a party to perform any of its obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable (in addition to any other remedy to which a party is entitled at law or in equity). If a party (a “Moving Party”) institutes any action or proceeding to specifically enforce the provisions of this Agreement, or to obtain injunctive or other equitable relief to prevent any breach or threatened breach of this Agreement, the other party hereby waives the claim or defense therein that the Moving Party has an adequate remedy at law, and shall not offer in any such action or proceeding the claim or defense that such remedy at law exists. In any such case, the Moving Party will not be required to post a bond or other security.
6.10Further Assurances. Nia and the Company each agree, upon request by the other party, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
6.11Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.
6.12Counterparts and Facsimiles. This Agreement may be executed electronically or via facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Electronic or facsimile signatures shall be deemed original signatures for all purposes.
[Signature Page to Follow]

In Witness Whereof, the parties hereto have executed this Agreement as of the date set forth above.

U.S. Auto Parts Network, Inc. By: /s/ Aaron Coleman Name: Aaron Coleman Title: Chief Executive Officer	Mehran Nia /s/ Mehran Nia
Nia Living Trust Established September 2, 2004 By: /s/ Mehran Nia Name: Mehran Nia Title: Trustee

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